EXHIBIT 99.1

Enochian BioSciences Inc. (NASDAQ: ENOB)

July 6, 2022

CEO Letter to Shareholders

After a rigorous review of internal data, Enochian Biosciences (the Company) is working aggressively to advance our HIV, cancer, and HBV pipelines towards potential studies in humans.

The foundation of the Company is built on innovative approaches to curing or putting into remission some of the world’s most devastating diseases using two primary product candidates: Hijack RNA, an approach that tricks viruses to induce death of the cells they infect to potentially limit illness and spread to other people, and allogeneic cell therapies, where cells derived from other people are used to hyper stimulate an immune response. The latter platform uses different cell types, with or without genetic modification, depending on the disease being targeted.

Additionally, the Company has sublicensed out a technology that could potentially increase the selection of CAR-T cells for the treatment of HIV infection. If the approach is demonstrated to be effective and becomes part of a commercial product, the Company will share in the profits.

Hijack RNA for HBV

The Company is excited by the promise of a potential treatment for HBV. To date, the Company has been developing a modified approach to HBV treatment based on comments from the FDA as part of the Pre-IND process.

The new Hijack approach includes different product candidates that will target and induce the death of HBV-infected liver cells. If those seem to be effective, the Company will perform animal studies to optimize dose regiment to maximize therapeutic benefit. If the Company’s potential product does not seem to be curative itself, it could explore the combination with other therapies with complementary mechanism of actions, not unlike combining cancer therapies, to ultimately provide a definitive cure.

The Company is working towards preliminary data on those new approaches in the near- to medium-term.

Allogeneic Cell Therapy for HIV and Cancer

The Company is also encouraged by its allogeneic cell therapy product candidates for both HIV and solid tumors, starting with pancreatic cancer. Pivotal animal experiments to evaluate the potential treatment for pancreatic cancer will begin in the coming days by an external leader in the field, with preliminary results in the near-term. With poor treatment options currently available and a 5-year survival rate of approximately 10 percent for pancreatic cancer, the Company is enthusiastic about this important pipeline and the relatively rapid timeline to receive pivotal results.

A separate cell therapy candidate for the treatment of HIV infection is also about to enter a pivotal animal study to determine its effectiveness in treating monkeys infected with a simian-human version of HIV virus. The preliminary results of those experiments should be available by the end of 2022.

Finally, the Company is working to advance another promising allogenic cell therapy candidate to treat HIV with allogeneic Natural Killer and Gamma Delta T cells which has already received FDA input from an investigator-initiated Pre-IND.

Conclusion

Given the information above, the Company is reorganizing and refocusing on the most promising pipelines. Enochian will continue to make strategic business decisions to work to maximize shareholder value and to meet key benchmarks as rapidly as possible in the advancement of its promising therapies towards studies in humans.

The Hon. Mark Dybul, MD
Chief Executive Officer, Enochian BioSciences Inc.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties, including but not limited to the success or efficacy of our pipeline. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “plans,” “expects,” “aims,” “intends,” “potential,” or similar expressions. Actual events or results may differ materially from those projected in any of such statements due to various uncertainties, including as set forth in Enochian BioSciences’ most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Enochian BioSciences undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Media Contact: enob@hamiltonps.com

Source: Enochian Biosciences

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